AMENDMENT NUMBER ONE TO THE AGREEMENT AND PLAN OF MERGER
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This  Amendment  Number  One  ("Amendment")  dated  November  12,  2002,  to the
Agreement and Plan of Merger dated September 24, 2002 ("Merger Agreement"), made by and between Synovus Financial Corp. ("Synovus") and United Financial Holdings, Inc. ("United"). All defined terms used in the referenced Merger Agreement have the same definitions for purposes of this Amendment.

                              WITNESSETH THAT:
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WHEREAS, the parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the parties do hereby amend the Merger Agreement as follows:

                                   FIRST
                                   -----
The second paragraph of Article I(B) shall be amended by deleting said paragraph in its entirety and inserting in lieu thereof the following paragraph:

"Upon the Merger, subject to the other provisions of this Article I, each share of United Stock outstanding as to which a dissenter's right has not been duly and validly exercised, shall be converted into and exchangeable for the right to receive, at the election of the holder as provided in and subject to the provisions of Paragraph (C) of Article I below, either: (1) .8021shares of Synovus Common Stock ("Per Share Stock Consideration"); (2) $16.47 in cash ("Per Share Cash Consideration"); or (3) a pro rated combination of the Per Share Stock Consideration and the Per Share Cash Consideration ("Per Share Combo Consideration") that does not exceed in combined total the Per Share Cash Consideration or Per Share Stock Consideration such shareholder would have received had either such election been made. Provided, however, that the aggregate Per Share Stock Consideration shall equal 2,268,167 shares of Synovus Common Stock, with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of this Agreement and the Effective Date and the conversion of not more than 7,000 shares of United's 7% preferred stock issued pursuant to clause (5) above ("Total Stock Consideration") and the aggregate Per Share Cash Consideration shall equal $34,000,000 ("Total Cash Consideration"). "

                                   SECOND
                                   ------
Article VI(A)(3) shall be amended by deleting said paragraph in its entirety and inserting in lieu thereof the following paragraph:

"(3) by Synovus or United if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by March 31, 2003 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate; "

                                   THIRD
                                   -----
Article VI shall be amended by deleting Article VI(A)(4) and Article VI(A)(5) in their entirety.

                                   FOURTH
                                   ------
This Amendment shall be effective as of November 12, 2002.

                                   FIFTH
                                   -----
Except as amended herein in this Amendment, all other remaining provisions of the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above year written.



UNITED FINANCIAL HOLDINGS, INC

By:     /s/ Neil W. Savage
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Title:  President and CEO
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Attest  /s/ C. Peter Bardin
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Title:  SVP and CFO
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SYNOVUS FINANCIAL CORP

By:     /s/ Thomas J. Prescott
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Title:  EVP and CFO
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Attest /s/  Kathy Moates
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Title:  Assistant Secretary
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